Exhibit 7.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 20, 2021, (this “Agreement”) by and among FBC Holdings Inc., a Nevada corporation (hereinafter referred to as “FBC”), and Formrunner Apparel Inc., an Arizona corporation, “Formrunner”, (“controlling stockholders of FBC and FORMRUNNER are set forth on Schedule I hereto (the “Controlling Stockholders”). This Share Exchange Agreement is a non-arm length agreement because Lisa Nelson is the Controlling Stockholder of FBC and Formrunner as disclosed on Schedule I. The acquisition of Formrunner will be recorded on the books of FBC at the cost basis of Formrunner because it is not an arms-length transaction.

WHEREAS, FBC is publicly traded and its directors have agreed by board resolution on December 16, 2021 to increase its authorized preferred shares to 50,000,000 with a par value of $ .0001 and to increase its authorized common stock to 40,000,000,000 with a par value of $.0001; and

WHEREAS, the directors of FBC also agreed by resolution on December 16, 2021 to issue 100,000,000 common shares valued at $60,000 in exchange for all of the issued and outstanding shares of FORMRUNNER (such shares being hereinafter referred to as the “FORMRUNNER Shares”); and (ii) the controlling shareholder of FORMRUNNER believes it is in her best interest and the best interest of Formrunner to acquire 100,000,000 common shares in exchange for all of the FORMRUNNER Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined): (i) FORMRUNNER shall become a wholly owned subsidiary of FBC; and (ii) FBC shall assume ownership and title to the assets of FORMRUNNER.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF FBC SHARES FOR FORMRUNNER SHARES

Section 1.1 Agreements to Exchange FBC Shares for FORMRUNNER Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, FBC shall issue and deliver the Shares to Lisa Nelson who owns all of the issued and outstanding shares of FORMRUNNER, and in consideration and exchange for the FBC Shares, Lisa Nelson shall transfer, convey and deliver the FORMRUNNER Shares to FBC.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 11:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Directors of FORMRUNNER at Closing Date. On the Closing Date, all the directors of FBC will become directors of Formrunner.

Section 1.4 Officers of FORMRUNNER at Closing Date. On the Closing Date, all the officers of FBC will become directors of Formrunner.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FORMRUNNER

FORMRUNNER and the FORMRUNNER Controlling Stockholder represent, warrant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization

A.        FORMRUNNER is a corporation duly organized, validly existing and in good standing under the laws of Arizona, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of FORMRUNNER. “Material Adverse Effect” means, when used with respect to FORMRUNNER, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of FORMRUNNER, or materially impair the ability of FORMRUNNER to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.        Copies of the Articles of Incorporation and Bylaws of FORMRUNNER with all amendments thereto, as of the date hereof (the “FORMRUNNER Charter Documents”), have been furnished to FBC, and such copies are accurate and complete as of the date hereof. The minute books of FORMRUNNER are current as required by law, contain the minutes of all meetings of the FORMRUNNER Board and stockholders of FORMRUNNER from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the FORMRUNNER Board and stockholders of FORMRUNNER. FORMRUNNER is not in violation of any of the provisions of the FORMRUNNER Charter Documents.

Section 2.2 Capitalization of FORMRUNNER.

A.        The authorized capital stock of FORMRUNNER consists of 250 shares authorized as common stock, of which 250 shares of common stock are issued and outstanding immediately prior to this Share Exchange, subject to and conditioned upon the consummation of the actions described in Sections 5.2 and 5.3.

B.        All of the issued and outstanding shares of common stock of FORMRUNNER immediately prior to this Share Exchange are, and all shares of common stock of FORMRUNNER when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to FBC pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of FORMRUNNER’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to FORMRUNNER or any capital or common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of FORMRUNNER’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which FORMRUNNER is a party or by which it is bound with respect to any equity security of any class of FORMRUNNER. FORMRUNNER is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of FORMRUNNER.  The issuance of all of the shares of FORMRUNNER described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of FORMRUNNER has any right to rescind or bring any other claim against FORMRUNNER for failure to comply with the Securities Act, or state securities laws.

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C.        There are no outstanding contractual obligations (contingent or otherwise) of FORMRUNNER to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, FORMRUNNER or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Outstanding Warrants. As of the date of this Agreement, there are no outstanding and unexercised warrants issued by FORMRUNNER.

Section 2.4 Outstanding Agreements. Other than in the ordinary course of business, there are no outstanding agreements to which FORMRUNNER is a party or any agreements contemplated by FORMRUNNER.

Section 2.5 Subsidiaries and Equity Investments. FORMRUNNER does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person, or other entity.

Section 2.6 Authorization, Validity and Enforceability of Agreements. FORMRUNNER has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments, and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by FORMRUNNER and the consummation by FORMRUNNER of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of FORMRUNNER, and no other corporate proceedings on the part of FORMRUNNER are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of FORMRUNNER and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. FORMRUNNER does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the FORMRUNNER Shares in connection with the Share Exchange.

Section 2.7 No Conflict or Violation. Neither the execution and delivery of the Agreements by FORMRUNNER, nor the consummation by FORMRUNNER of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the FORMRUNNER Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which FORMRUNNER is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which FORMRUNNER is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of FORMRUNNER’s assets, including without limitation, the FORMRUNNER Shares.

Section 2.8 Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”) or the Over-the-Counter Markets (OTC), FORMRUNNER is not a party to or bound by any contracts, including, but not limited to, any:

A.        employment, advisory or consulting contract;

B.        plan providing for employee benefits of any nature, including any severance payments;

C.       ease with respect to any property or equipment;

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D.        contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.        contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.        agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the FORMRUNNER Shares to be issued pursuant to this Agreement.

FORMRUNNER has provided to FBC prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “FORMRUNNER Contracts”).  FORMRUNNER shall satisfy all liabilities due under the FORMRUNNER Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.

Section 2.9 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of FORMRUNNER, currently threatened against FORMRUNNER or any of its affiliates, that may affect the validity of this Agreement or the right of FORMRUNNER to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of FORMRUNNER, currently threatened against FORMRUNNER or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to FORMRUNNER or any of its affiliates. Neither FORMRUNNER nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by FORMRUNNER or any of its affiliates relating to FORMRUNNER currently pending or which FORMRUNNER or any of its affiliates intends to initiate.

Section 2.10 Compliance with Laws. FORMRUNNER has been and is in compliance with and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.11 Financial Statements; SEC or OTC Filings.

A.        FORMRUNNER’s unaudited financial statements (the “Financial Statements”) for the two years ended December 31, 2021 will be provided to FBC to ensure proper disclosure of its public filing requirements.

Section 2.12 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, FORMRUNNER Board minutes and financial and other records of whatsoever kind of FORMRUNNER have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of FORMRUNNER. FORMRUNNER maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.13 Employee Benefit Plans. FORMRUNNER does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

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Section 2.14 Tax Returns, Payments and Elections. FORMRUNNER has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). FORMRUNNER has timely paid all Taxes due and adequate provisions have been and are reflected in FORMRUNNER’s Financial Statements for all current taxes and other charges to which FORMRUNNER is subject and which are not currently due and payable. None of FORMRUNNER’s federal income tax returns have been audited by the Internal Revenue Service. FORMRUNNER has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against FORMRUNNER for any period, nor of any basis for any such assessment, adjustment or contingency. FORMRUNNER has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, U.S. income taxes and other foreign taxes) required to be withheld or collected and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any U.S., local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person or entity.

Section 2.15 Debt Obligations. FORMRUNNER is not a guarantor of any indebtedness of any other person, entity or corporation; however, it has debt obligations for cash advances received from its owner in the amount of $344,222.79 and a government PPP debt of $15,000.00

Section 2.16 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to FORMRUNNER or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.17 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by FORMRUNNER to arise, between FORMRUNNER and any accountants and/or lawyers formerly or presently engaged by FORMRUNNER. FORMRUNNER is current with respect to fees owed to its accountants and lawyers.

Section 2.18 INTENTIONALLY OMITTED.

Section 2.19 Absence of Undisclosed Liabilities. Except as specifically disclosed in Section 2.15: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) FORMRUNNER has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) FORMRUNNER has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) FORMRUNNER has not made any loan, advance or capital contribution to or investment in any person or entity; (E) FORMRUNNER has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) FORMRUNNER has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, FORMRUNNER has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.20 No Integrated Offering. FORMRUNNER does not have any registration statement pending before the Commission or currently under the Commission’s review, except as contemplated under this Agreement, FORMRUNNER has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

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Section 2.21  Employees.

A.        FORMRUNNER has 3 employees.

B.        No director or officer of FORMRUNNER is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of FORMRUNNER or (b) the ability of FORMRUNNER to conduct its business.

Section 2.22 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to FORMRUNNER or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by FORMRUNNER but which has not been so publicly announced or disclosed.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of FORMRUNNER or the FORMRUNNER Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.24 Assets or Real Property. Except as set forth on the most recent Financial Statements, FORMRUNNER does not have any assets of any kind.  FORMRUNNER does lease the following retail locations:

The Company has two retail locations.

The first location under lease is an 1,100 square foot retail space for $1,785 a month at 10855 N. 116th Street, suite 115 in Scottsdale, Arizona 85259. The lease term ends April 1, 2023.

The second location under lease is a 687 square foot retail space for $3,500 a month in the prestigious Scottsdale Fashion Square located at 7014 E Camelback Rd., unit 2240 in Scottsdale, Arizona 85251. The lease term ends October 1, 2022 with an option to renew for an additional year.

Section 2.25  Interested Party Transactions.  Except as disclosed herein, no officer, director or shareholder of FORMRUNNER or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by FORMRUNNER; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish FORMRUNNER any goods or services; or (b) a beneficial interest in any contract or agreement to which FORMRUNNER is a party or by which it may be bound or affected.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FBC

FBC represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to FBC, are true and complete as of the date hereof.

Section 3.1  Incorporation. FBC is a Nevada corporation and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of FBC’s Articles of Incorporation or Bylaws, or similar documents.  FBC has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement.  FBC has full power, authority, and legal capacity and has taken all action required by law, it’s Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated.

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Section 3.2  Authorized Shares. FBC has two million five hundred thousand and one (2,500,001) preferred shares authorized issued and outstanding.  There is one preferred share that has one authorized, issued and outstanding share named “Special 2021 Series A Preferred Stock”. The preferred share has a fixed voting control of 60%; therefore, it alone has a fixed voting control of the total votes of the Company at any time regardless of how many shares of any class of stock may be issued. The Company also has 5 billion (5,000,000,000) authorized common shares of which 2,449,627,869 of those common shares are issued and outstanding and validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants of FBC.

Section 3.3  Subsidiaries and Predecessor Corporations.  FBC has no subsidiaries.

Section 3.4  Financial Statements. FBC has kept all books and records since inception and such financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of FBC.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, FBC had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of FBC, in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S GAAP.

FBC has duly allowed for all taxation reasonably foreseeable and FBC has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of FBC are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of FBC’s assets are reflected on its financial statements, and FBC has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5  Information. The information concerning FBC set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of FBC; and (b) FBC has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7  Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of FBC after reasonable investigation, threatened by or against  FBC or affecting FBC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  FBC does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

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Section 3.8  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which FBC is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations. To the best of its knowledge, FBC has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of FBC or except to the extent that noncompliance would not result in the occurrence of any material liability for FBC.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement. The Board of Directors of FBC has authorized the execution and delivery of this Agreement by FBC and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by FBC in connection herewith constitute the valid and binding obligation of FBC, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Interim Financial Statements and except as incurred in the ordinary course of business since the date of the Interim Financial Statements, FBC has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of FBC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTROLLING FBC SHAREHOLDER

Lisa Nelson hereby represents and warrants to FORMRUNNER:

Section 4.1 Authority. Such FBC Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such FBC Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which such FBC Shareholder is each a party, and to perform such FBC Shareholders’ obligations under this Agreement to which such FBC Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such FBC Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such FBC Shareholder, this Agreement is duly authorized, executed and delivered by such FBC Shareholders and constitutes the legal, valid and binding obligations of such FBC Shareholder, enforceable against such FBC Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by such FBC Shareholder of this Agreement to which such FBC Shareholder is a party nor the consummation or performance by such FBC Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such FBC Shareholders (if such FBC Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such FBC Shareholders is a party or by which the properties or assets of such FBC Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which such FBC Shareholder, or any of the properties or assets of such FBC Shareholder, may be subject.

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Section 4.3  Litigation. There is no pending Action against such FBC Shareholder that involves the FBC Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of FBC and, to the knowledge of such FBC Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. Such FBC Shareholder understands and agrees that the FORMRUNNER Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the FORMRUNNER Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. Such FBC Shareholder hereby agrees with FORMRUNNER as follows:

A.  Legend. The certificates evidencing the FORMRUNNER Shares issued to such FBC Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.	Other Legends. The certificates representing such FORMRUNNER Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

Section 4.6  Ownership of Shares. Lisa Nelson is both the record and beneficial owner of the FBC Shares (see Schedule I). Such FBC Shareholder is not the record or beneficial owner of any other shares of FBC prior to this Agreement.

Section 4.7  Pre-emptive Rights. Such FBC Shareholder, other than this Agreement, has no pre-emptive rights or any other rights to acquire any shares of FBC that have not been waived or exercised.

Section 4.8 Non Arms Length Transaction.  Lisa Nelson has a controlling interest in FBC and Formrunner prior to the execution of this Agreement.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF FORMRUNNER AND ITS CONTROLLING SHAREHOLDER

The obligations of Formrunner to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by FBC at its sole discretion.

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Section 5.1  Representations and Warranties of FORMRUNNER. All representations and warranties made by FORMRUNNER in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2  Agreements and Covenants. FORMRUNNER shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of FORMRUNNER shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Other Closing Documents. FBC shall have received such certificates, instruments and documents in confirmation of the representations and warranties of FORMRUNNER. FORMRUNNER’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the FBC Shareholders and/or their counsel may reasonably request.

Section 5.6  Documents. FORMRUNNER must have caused the following documents to be delivered to FBC:

A.       share certificates evidencing the FORMRUNNER Shares registered in the name of the FBC;

B.       a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the FORMRUNNER Charter Documents, (B) the resolutions of the FORMRUNNER Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of FORMRUNNER signing this Agreement to which FORMRUNNER is a party;

C.        an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7 and 5.8;

D.        a Certificate of Good Standing of FORMRUNNER, dated as of a date not more than five business days prior to the Closing Date;

E.        this Agreements duly executed; and

F.       such other documents as FBC or the FBC Controlling Shareholder may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of FORMRUNNER, (B) evidencing the performance of, or compliance by FORMRUNNER with any covenant or obligation required to be performed or complied with by FORMRUNNER, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to FORMRUNNER.

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ARTICLE VI

CONDITIONS TO OBLIGATIONS OF FBC

The obligations of FBC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Formrunner in its sole discretion:

Section 6.1  Representations and Warranties of FBC and the FBC Controlling Shareholder. All representations and warranties made by FBC and the FBC Controlling Shareholder shall be true and correct on and as of the Closing Date.

Section 6.2 Approval by Majority Consent. The holders of at least a majority (51%) of the votes of all outstanding common and preferred stock of FBC must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, prior to the Closing Date. At the date of this Agreement Lisa Nelson has a fixed voting control of 60% of all classes of voting shares of FBC.

Section 6.3  Agreements and Covenants. FBC and the FBC Controlling Shareholder shall have performed and complied in all material respects with all agreements and covenants required by this Agreement on or prior to the Closing Date.

Section 6.4  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of FBC shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6  Other Closing Documents. FORMRUNNER shall have received such certificates, instruments and documents in confirmation of the representations and warranties of FBC and its Controlling Shareholder, the performance of respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as FORMRUNNER or its counsel may reasonably request.

Section 6.7  Documents. FBC and its Controlling Shareholder must deliver to FORMRUNNER at the Closing:

A.        share certificates evidencing the number of FBC Shares, along with executed share transfer forms transferring such FBC Shares to Lisa Nelson who is the sole shareholder of Formrunner.

B.        this Agreement to which the FBC and its Controlling Shareholder are each a party, duly executed; and

C.        such other documents as FORMRUNNER may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of FBC and its Controlling Shareholder, (B) evidencing the performance of, or compliance with, any covenant or obligation required to be performed or complied with as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 6.8  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the FBC Shares, or any other stock, voting, equity, or ownership interest in, FBC, or (b) is entitled to all or any portion of the FORMRUNNER Shares.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on March 30, 2022. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.2  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to FBC or the FBC Shareholders, to:

FBC Holding, Inc.

10855 N 116th Street Suite 115

Scottsdale, AZ 85259

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If to Lisa Nelson, to:

FORMRUNNER, Inc.

10855 N 116th Street Suite 115

Scottsdale, AZ 85259

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Arizona, and/or the U.S. District Court for Arizona, Southern District, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FORMRUNNER, INC. (“FORMRUNNER”)

/s/ Lisa Nelson
Name: Lisa Nelson
Title: Chief Executive Officer and sole Director

FORMRUNNER CONTROLLING STOCKHOLDER

/s/ Lisa Nelson
Name: Lisa Nelson
Title: Chief Executive Officer and sole Director
Shares: 100% common shares and all voting shares

FBC HOLDING, INC. (“FBC”)

/s/ Lisa Nelson	/s/ Alexandra Caringola
Name: Lisa Nelson	Name: Alexandra Caringola
Title: Chief Executive Officer & Director	Title: Director

/s/Matthew McGee	/s/ Brianna Nelson
Name: Matthew McGee	Name: Brianna Nelson
Title: Director	Title: Director

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SCHEDULE I

FBC CONTROLLING SHAREHOLDER

Name: Lisa Nelson

Description: There is one preferred share that has one authorized, issued and outstanding share named “Special 2021 Series A Preferred Stock” owned by Lisa Nelson. The preferred share has a fixed 60% voting control regardless of all the votes that may be held by other classes of common and preferred shares of the Company prior to this Agreement at December 20, 2021.

FORMRUNNER APPAREL INC. CONTROLLING SHAREHOLDER

Name: Lisa Nelson

Description: Lisa Nelson owns all 250 authorized, issued and outstanding common shares of Formrunner Apparel Inc.

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